Advaxis Provides 2014 Year-End Review and 2015 Outlook

Multiple Clinical Milestones Anticipated in 2015 Involving Lm-LLO Cancer Immunotherapy Pipeline

Merck and MedImmune Checkpoint Inhibitor Combination Programs to Commence in Q1 2015

Four new trials to start in 2015 and clinical data updates expected from several clinical trials

PRINCETON, NJ, January 12, 2015 — Advaxis, Inc. (NASDAQ:ADXS), a clinical-stage biotechnology company developing cancer immunotherapies, announced today its 2015 business outlook. The outlook is intended to provide Advaxis investors and stakeholders with a recap of the Company’s achievements in the second half of 2014 and an overview of anticipated events and milestones during 2015.

2015 Milestones

Advaxis anticipates the following operational milestones for 2015.

Lm-LLO Immunotherapy Clinical Programs:

ADXS-HPV

●	Initiate Phase 3 AIM2CERV trial in patients with high risk, locally advanced cervical cancer in 2015 in partnership with the Gynecologic Oncology Group (GOG) by mid-year. Advaxis plans to request a Special Protocol Assessment (SPA) from the FDA prior to commencing this collaborative study.

●	Complete first stage of the GOG Phase 2 study in patients with persistent or recurrent cervical cancer and provide a preliminary safety and efficacy assessment by mid-2015.

●	Commence enrollment of study evaluating higher dose of ADXS-HPV therapy and repeat cycles of treatment in patients with persistent, metastatic or recurrent cervical cancer.

●	Commence with MedImmune patient enrollment for the Phase 1/2 ADXS-HPV/MEDI4736 combination study in patients with HPV-associated cervical cancer and HPV-associated head and neck cancer in the first quarter of 2015.

●	Complete Brown University Oncology Research Group investigator-sponsored Phase 1/2 clinical study in patients with HPV-associated anal cancer in high risk, locally advanced anal cancer by the end of the year.

●	Initiate Phase 2 study in patients with HPV-associated metastatic anal cancer by mid-year.

●	Complete patient enrollment of the Mount Sinai investigator-sponsored Phase 1/2 study in patients with HPV-associated head and neck cancer by end of 2015.

ADXS-PSA

●	Commence with Merck patient enrollment for the Phase 1/2 ADXS-PSA/KEYTRUDA® (pembrolizumab) combination study in metastatic, castration-resistant prostate cancer (mCRPC) in first quarter 2015.

ADXS-HER2

●	Commence patient enrollment for the Phase 1b ADXS-HER2 study in HER2 overexpressing solid-tumor cancers by the first quarter of 2015.

●	While the USDA has no specific obligation to respond within a prescribed timeframe, a response to licensee Aratana Therapeutics’ (NASDAQ: PETX) product filing for ADXS-HER2 (also known as AT-014) in dogs is anticipated by the end of the calendar year 2015.

Business:

●	Advaxis to host an Investor and Analyst Day in New York City on February 3, 2015. Visit www.advaxis.com for more information and to register.

●	Advaxis will continue to seek partnerships for its cancer immunotherapy platform that will enable the Company to fully exploit the technology and that will enable the Company to more fully appreciate how the technology works in combination with other novel immunologic and/or cancer therapies.

●	Advaxis anticipates announcing a 2015 regional partnership for ADXS-HPV in Latin America and the announcement of at least one new combination study that will explore an Lm-LLO immunotherapy product candidate in tandem with another novel agent.

Second Half 2014 Review

Since issuing its first half 2014 business update in June, Advaxis achieved several regulatory, clinical, business and operational milestones during the second half of 2014.

Clinical Programs:

ADXS-HPV

●	Advaxis & MedImmune Entered Into Immunotherapy + Checkpoint Inhibitor Clinical Trial Collaboration Agreement Targeting HPV Associated Cervical and Head & Neck Cancer; Received IND Clearance to Commence Phase 1/2 Study

On July 22, Advaxis entered into a clinical trial collaboration with MedImmune to evaluate the safety and efficacy of Advaxis’ lead cancer immunotherapy vaccine, ADXS-HPV in combination with MedImmune’s investigational anti-PD-L1 immune checkpoint inhibitor, MEDI4736. Subsequently, on December 15, Advaxis announced that the FDA cleared its Investigation New Drug (IND) application to conduct a Phase 1/2 clinical study of ADXS-HPV alone or in combination with MedImmune’s MEDI4736, for the treatment of advanced, recurrent or refractory human papillomavirus (HPV)-associated cervical cancer and HPV-associated head and neck cancer. The trial is expected to begin patient enrollment in early 2015.

●	Advaxis Completed End-of-Phase 2 (EOP2) Meeting with FDA for ADXS-HPV for the Treatment of Recurrent Cervical Cancer; Targets Phase 3 SPA

On September 9, Advaxis announced the completion of an EOP2 Meeting with the FDA for its lead Lm-LLO cancer immunotherapy, ADXS-HPV, for the treatment of recurrent cervical cancer. The Company is in dialogue with the FDA for its planned registration program and expects to submit a Phase 3 protocol for a special protocol assessment (SPA).

●	Preliminary Data from Phase 1/2 Study of ADXS-HPV in Anal Cancer Indicates Encouraging Clinical Benefit

On October 15, Advaxis provided an interim clinical update on the BrUOG investigator-sponsored Phase 1/2 trial of ADXS-HPV in anal cancer. At present, 7 of 8 patients out of the planned total accrual of 25 patients had completed the treatment regimen and had no evidence of disease and [insert statement regarding safety findings from preliminary data].

ADXS-PSA

●	Advaxis & Merck & Co., Inc. (Merck) Enter Into Immunotherapy + Checkpoint Inhibitor Clinical Trial Collaboration Agreement Targeting mCRPC; Received IND Clearance to Commence Phase 1/2 Study

On August 25, Advaxis entered into a clinical trial collaboration with Merck to evaluate the combination of Advaxis’s Lm-LLO cancer immunotherapy, ADXS-PSA (ADXS31-142), with Merck’s investigational anti PD-1 antibody, KEYTRUDA® (pembrolizumab). The collaboration with Merck marked Advaxis’s second high-profile checkpoint inhibitor combination agreement involving its Lm-LLO immunotherapy, following its previously announced agreement with MedImmune. On December 8, Advaxis announced that the FDA cleared its IND application to conduct a Phase 1/2 clinical study of ADXS-PSA in combination with KEYTRUDA in patients with previously treated, mCRPC. The clinical trial, which will be the first-in-human study of Advaxis’s lead Lm-LLO immunotherapy product candidate in prostate cancer, is expected to begin patient enrollment in the first quarter of 2015.

ADXS-HER2

●	Advaxis’s ADXS-cHER2 Immunotherapy Demonstrated T-Cell Immune Response in Preliminary Canine Osteosarcoma Data; Suggests Delay or Prevention of the Development of Metastatic Disease by Targeting Micrometastases

On October 30, Advaxis provided an interim data analysis of its ongoing Phase 1 clinical study of ADXS-HER2 in canine osteosarcoma indicating that the early data suggest the immunotherapy breaks peripheral tolerance to HER2/Neu and induces HER2-specific T cell responses in dogs. Additionally, the data suggests that immune responses induced by ADXS-HER2 targets micrometastases and prevents the development of metastatic disease in this spontaneous and clinically relevant model of human osteosarcoma. The data analysis was performed as an extension of the Phase 1 canine osteosarcoma clinical trial being conducted at the University of Pennsylvania School of Veterinary Medicine. According to the data analysis, 50% of the dogs treated with ADXS-HER2 generated immunological responses against HER2 within four months of treatment.

Business & Operation:

●	Advaxis Completes $17 Million Financing

On December 19, Advaxis executed definitive securities purchase agreements with two institutional investors for gross proceeds of approximately $16.7 million in a registered direct offering of approximately 3.9 million shares at a price of $4.25 per share. Adage Capital Management, L.P. was the lead investor in the financing, with certain funds and accounts managed by T. Rowe Price Associates, Inc. also participating in the transaction.

●	Advaxis Appoints David J. Mauro, M.D., Ph.D., as Chief Medical Officer

On October 20, Advaxis appointed David J. Mauro, M.D., Ph.D., as Executive Vice President, Chief Medical Officer of Advaxis. With more than 14 years of experience in oncology drug development, clinical research, and medical affairs, Dr. Mauro oversees the Company’s clinical immuno-oncology programs, working alongside Dr. Robert Petit, Advaxis’s Executive Vice President, and Chief Scientific Officer. Among their joint initiatives, Drs. Petit and Mauro are significantly expanding Advaxis’s research activities to establish the role of Lm-LLO immunotherapies in combination regiments with other cancer therapies.

●	Advaxis Appoints World Renowned Oncologist and Research Scientist, Dr. Samir N. Khleif, to Its Board of Directors

On October 8, Advaxis appointed world renowned oncologist and research scientist, Dr. Samir N. Khleif, to the Company’s Board of Directors. Dr. Khleif has more than 20 years of experience in the medical oncology, tumor immunology and immunotherapy fields. Dr. Khleif currently serves as the Director of the State of Georgia Cancer Center, Georgia Regents University Cancer Center and the Cancer Service Line.

●	Advaxis Licensing Partner Aratana Announces Filing for USDA Product License

On July 2, Advaxis announced that a product license from the United States Department of Agriculture (USDA) was filed for ADXS-HER2, its proprietary Her2/neu-directed cancer immunotherapy for the treatment of canine osteosarcoma and other HER2-overexpressing cancers. The filing was submitted by Aratana Therapeutics, Inc. (Nasdaq: PETX), which was granted exclusive worldwide rights by Advaxis to develop and commercialize ADXS-HER2 (also known as AT-014 by Aratana) in animals. While the USDA has no specific obligation to respond within a prescribed timeframe, the companies expect a response from the USDA to the filing will occur in late 2015.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing multiple cancer immunotherapies based on its proprietary Lm-LLO platform technology. The Lm-LLO technology, using bioengineered live attenuated Listeria monocytogenes bacteria, is the only known cancer immunotherapy agent shown in preclinical studies to both generate cancer fighting T-cells directed against a cancer antigen and neutralize Tregs and myeloid-derived suppressor cells (MDSCs), that protect the tumor microenvironment from immunologic attack and contribute to tumor growth. Advaxis’s lead Lm-LLO immunotherapy, ADXS-HPV, targets human papillomavirus (HPV)-associated cancers and is in clinical trials for three indications: Phase 2 in invasive cervical cancer, Phase 1/2 in head and neck cancer, and Phase 1/2 in anal cancer. The FDA has granted Advaxis orphan drug designation for each of these three indications. The Company plans to initiate a registrational clinical program for cervical cancer in 2015 and has established licensing partners in India and Asia for commercialization in those regions. Advaxis entered into a clinical trial collaboration with MedImmune, the global biologics research and development arm of AstraZeneca, for a Phase 1/2 immunotherapy study to evaluate the safety and efficacy of MedImmune’s investigational anti-PD-L1 immune checkpoint inhibitor, MEDI4736, in combination with Advaxis’s ADXS-HPV as a treatment for patients with advanced, recurrent or refractory HPV-associated cervical cancer and HPV-associated head and neck cancer.

Advaxis’s second Lm-LLO immunotherapy candidate in clinical testing will be ADXS-PSA, which is being developed to address prostate cancer. Advaxis entered into a clinical trial collaboration agreement with Merck & Co., Inc. (“Merck”), known as MSD outside the United States and Canada, through its subsidiaries, to evaluate the combination of Advaxis’s Lm-LLO cancer immunotherapy, ADXS-PSA, with Merck’s PD-1 checkpoint inhibitor KEYTRUDA® (pembrolizumab). The planned clinical trial will evaluate the safety and efficacy of ADXS-PSA as monotherapy and in combination with pembrolizumab in a Phase 1/2 study of patients with previously treated metastatic, castration-resistant prostate cancer.

Advaxis is also developing Lm-LLO immunotherapy ADXS-HER2, to target the Her2 receptor expressing cancers. Her2 is expressed in certain solid-tumor cancers, including pediatric bone cancer (or osteosarcoma), breast cancer, esophageal, and gastric cancer. ADXS-cHER2 has received orphan drug designation by the U.S. Food and Drug Administration (FDA) for the treatment of osteosarcoma. Advaxis is developing ADXS-HER2 for both human and animal-health, and has seen encouraging data in canine osteosarcoma, which is considered a model for human osteosarcoma. Advaxis has licensed ADXS-HER2 and three other immunotherapy constructs to Aratana Therapeutics, Inc. for pet therapeutics.

For more information please visit www.advaxis.com.

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis’s ability to develop the next generation of cancer immunotherapies; the safety and efficacy of Advaxis’s proprietary immunotherapy, ADXS HPV; whether Advaxis immunotherapies can redirect the powerful immune response all human beings have to the bacterium to cancers. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis’s SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2014, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

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KEYTRUDA is a registered trademark of Merck & Co., Inc.

CONTACTS:

Company:

Advaxis, Inc.

Greg Mayes, Executive Vice President and COO

mayes@advaxis.com

609.452.9813 ext. 102

Media Contact:

Tiberend Strategic Advisors, Inc.

Amy S. Wheeler

awheeler@tiberend.com

646.362.5750